Exhibit 99.1

WYETH REACHES AGREEMENT IN PRINCIPLE TO RESOLVE MEDICAID DRUG REBATE CLAIMS FOR 2001-2006 PERIOD FOR PROTONIX

NEW YORK, N.Y., Tuesday, February 16, 2016 – Pfizer Inc. (NYSE: PFE) reported today that its Wyeth subsidiary has reached an agreement in principle to resolve claims alleging that Wyeth’s practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws.  When finalized, the agreement in principle is expected to fully resolve cases pending in Federal District Court for the District of Massachusetts before the Honorable Douglas P. Woodlock.
Under the agreement in principle, Wyeth will make a payment of $784.6 million to resolve these claims. The agreement in principle does not include an admission of liability by Wyeth. The resolution is subject to the negotiation of final settlement agreements and court approval.
“We are pleased to have reached an agreement in principle to resolve these cases, which involve historic conduct that occurred at least 10 years ago, before Pfizer acquired Wyeth,” said Doug Lankler, Executive Vice President and General Counsel. “The resolution of these cases reflects a desire by the Company to put these cases behind us and to focus on the needs of patients.”
As a result of the agreement in principle, Pfizer is reissuing its financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for the fourth quarter and full year of 2015, originally released on February 2, 2016, to reflect this $784.6 million charge recorded in Other (income)/deductions––net in the accompanying unaudited Consolidated Statements of Operations and notes thereto. The Company’s Non-GAAP adjusted financial information for the fourth quarter and full year of 2015, which was issued on February 2, 2016, was not affected by the charge.
For additional details, see the accompanying unaudited Consolidated Statements of Operations and notes thereto.
About Pfizer
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. For more information, please visit us at www.pfizer.com. In addition, to learn more, follow us on Twitter at @Pfizer and @Pfizer_News, and like us on Facebook at Facebook.com/Pfizer.

DISCLOSURE NOTICE: The information contained in this press release and the attachment is as of February 16, 2016. Pfizer assumes no obligation to update forward-looking statements contained in this press release or the attachment as a result of new information or future events or developments.
This press release and the attachment contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Forward-looking statements include those about the agreement in principle resolving the claims and the financial impact of the proposed settlement. The agreement in principle is subject to the negotiation of definitive documentation, and we may fail to agree on definitive documentation with the U.S. Department of Justice. In that event, or if negotiating definitive documents takes longer than expected, the resolution of this litigation may be materially different from that contemplated in this press release and the attachment.
A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov and www.pfizer.com.

Contacts:	Media		Investors
	Neha Wadhwa	212.733.2835	Ryan Crowe	212.733.8160
	Joan Campion	212.733.2798

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2015	2014	(Decr.)	2015	2014	(Decr.)
Revenues	$14,047	$13,118	7	$48,851	$49,605	(2)
Costs and expenses:
Cost of sales(2)	3,410	2,701	26	9,648	9,577	1
Selling, informational and administrative expenses(2)	5,048	3,982	27	14,809	14,097	5
Research and development expenses(2)	2,348	3,209	(27)	7,690	8,393	(8)
Amortization of intangible assets(3)	980	948	3	3,728	4,039	(8)
Restructuring charges and certain acquisition-related costs(4)	425	130	*	1,152	250	*
Other (income)/deductions––net(5)	2,190	345	*	2,860	1,009	*

Income/(loss) from continuing operations before provision for taxes on income	(354)	1,803	*	8,965	12,240	(27)
Provision/(benefit) for taxes on income(6)	(188)	545	*	1,990	3,120	(36)
Income/(loss) from continuing operations	(166)	1,257	*	6,975	9,119	(24)
Discontinued operations––net of tax	(3)	(21)	(87)	11	48	(77)
Net income/(loss) before allocation to noncontrolling interests	(169)	1,236	*	6,986	9,168	(24)
Less: Net income attributable to noncontrolling interests	3	8	(66)	26	32	(21)
Net income/(loss) attributable to Pfizer Inc.	$(172)	$1,228	*	$6,960	$9,135	(24)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.03)	$0.20	*	$1.13	$1.43	(21)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.03)	$0.20	*	$1.13	$1.44	(22)

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.03)	$0.20	*	$1.11	$1.41	(21)
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.03)	$0.19	*	$1.11	$1.42	(22)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	6,174	6,296		6,176	6,346
Diluted	6,174	6,374		6,257	6,424
*Calculation not meaningful.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2015 and December 31, 2014. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2015 and 2014.

On September 3, 2015, we acquired Hospira, Inc. (Hospira). Commencing from the acquisition date, our statement of income reflects the operating results of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations, and our consolidated statement of operations for fourth-quarter 2015 reflects three months of legacy Hospira global operations.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Exclusive of amortization of intangible assets, except as discussed in footnote (3) below. Selling, informational and administrative expenses for full-year 2014 includes a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $256 million in the fourth quarter of 2015 and $811 million in full-year 2015 for employee termination costs, asset impairments and other exit costs, which in the fourth quarter of 2015 are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, and in full-year 2015, are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our pending combination with Allergan plc (Allergan) and our acquisition of Hospira of $52 million in the fourth quarter of 2015 and $123 million in full-year 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $116 million in the fourth quarter of 2015 and $218 million in full-year 2015, primarily related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2015	2014	2015	2014
Interest income(a)	$(139)	$(122)	$(471)	$(425)
Interest expense(a)	335	353	1,199	1,360
Net interest expense	196	232	728	935
Foreign currency loss related to Venezuela(b)	806	—	806	—
Royalty-related income	(238)	(265)	(922)	(1,002)
Certain legal matters, net(c)	876	273	975	993
Net gains on asset disposals(d)	(1)	(22)	(232)	(288)
Certain asset impairments(e)	160	111	818	469
Business and legal entity alignment costs(f)	58	54	282	168
Other, net(g)	333	(38)	403	(265)
Other (income)/deductions––net	$2,190	$345	$2,860	$1,009

(a)
Interest income increased in fourth-quarter and full-year 2015, primarily due to higher investment returns. Interest expense decreased in fourth-quarter and full-year 2015, primarily due to the repayment of a portion of long-term debt in the first quarter of 2015 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In fourth-quarter and full-year 2015, represents a foreign currency loss related to recent conditions in Venezuela, that had us resolve that our Venezuelan bolivar-denominated monetary assets that are subject to revaluation are no

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the SIMADI official rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy.

(c)
In fourth-quarter and full-year 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws. In fourth-quarter 2014, primarily includes $400 million to resolve a securities class action against the Company in New York federal court, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. In full-year 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million to resolve a securities class action against the Company in New York federal court and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(d)
In full-year 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $97 million) and gains on sales of investments in equity securities (approximately $167 million). In full-year 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $135 million) and gains on sales of investments in equity securities (approximately $116 million).

(e)
In fourth-quarter 2015, primarily includes impairment charges for intangible assets, primarily related to an indefinite-lived brand and in-process research and development (IPR&D) compounds. In full-year 2015, primarily includes an impairment loss of $463 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, and impairment charges for intangible assets of $323 million, primarily related to indefinite-lived brands, developed technology rights for the treatment of attention deficit hyperactivity disorder, and IPR&D compounds. In fourth-quarter 2014, primarily includes an impairment charge related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto) and an impairment charge related to an indefinite-lived brand. In full-year 2014, primarily includes impairment charges related to an IPR&D compound for the treatment of skin fibrosis, developed technology rights and indefinite-lived brands, as well as an impairment charge related to Teuto.

(f)
In fourth-quarter and full-year 2015 and 2014, represents expenses for implementing changes to our infrastructure to align our operations as well as reporting for our business segments established in 2014.

(g)
In 2015, includes, among other things, losses of $116 million in fourth-quarter 2015 and $159 million in full-year 2015 from contingent consideration liabilities and income associated with equity-method investees of $26 million in fourth-quarter 2015 and $45 million in full-year 2015. In full-year 2014 includes, among other things, (i) income from contingent consideration liabilities of $40 million; (ii) income associated with equity-method investees of $86 million; and (iii) income of $55 million, resulting from a decline in the estimated loss on an option to acquire the remaining interest in Teuto.

(6)
The Provision for taxes on income for fourth-quarter and full-year 2015 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations, tax benefits associated with certain tax initiatives and the permanent extension of the U.S. R&D tax credit which was signed into law in December 2015. The Provision for taxes on income for fourth-quarter and full-year 2015 was unfavorably impacted by non-tax deductible charges for foreign currency losses related to Venezuela and the agreement in principle to resolve claims relating to Protonix.

The Provision for taxes on income for fourth-quarter and full-year 2014 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, and the extension of the U.S. R&D tax credit which was signed into law in December 2014. The Provision for taxes on income for full-year 2014 was also favorably impacted by a decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto since we expect to retain the investment indefinitely, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The Provision for taxes on income for full-year 2014 was unfavorably impacted by a

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the IRS in the third quarter of 2014.